MASTER DISTRIBUTION AND LICENSE AGREEMENT
                 -----------------------------------------


This Agreement is effective as of May 22, 2003,

by and between

Galaxy Nutritional Foods, Inc., a corporation organized and existing under the laws of Delaware having its office at 2441 Viscount Row, Orlando FL, 32809, U.S.A. (hereinafter "Galaxy") and Fromageries Bel S.A, a corporation organized and existing under the laws of France having its main office at 16, Boulevard Malesherbes 75008, Paris, France (hereinafter "BEL"),

Whereas Galaxy has developed a range of healthy cheese and dairy related and dairy alternative products and is the exclusive owner of certain property rights, Know how (as hereinafter defined) and technology, relating to the manufacture, marketing and sale of these products and has the right to grant license and distribution rights therefor.

Whereas BEL has developed an international range of cheese and other dairy products and desires to obtain an exclusive license from Galaxy (i) to distribute and sell the Products (as hereinafter defined) in the Territory (as hereinafter defined) and (ii) to manufacture the Products for sale in the Territory upon the exercise of an option to so manufacture.

Whereas Galaxy has agreed to grant BEL the license for the use of certain related confidential information, Know how and technology, all for use in the sale, distribution and manufacturing of the Products in the Territory under and subject to the terms contained herein.

Whereas Galaxy is willing to supply the Products to BEL and BEL is willing to purchase the Products from Galaxy to the extent BEL is not manufacturing such Products itself under the Manufacturing and License Agreement.

Whereas Galaxy is willing to appoint BEL its exclusive distributor of the Products in the Territory (as hereinafter defined) and BEL desires to market, distribute and sell directly or indirectly the Products in the Territory.

Whereas Galaxy desires to grant to BEL and BEL desires to accept from Galaxy an option to manufacture some or all of the Products for distribution and sale in the Territory under the Manufacturing and License Agreement.

Now, therefore, in consideration of premises herein contained, and such other valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereto agree as follows:

1.  DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

1.1Products
The term "Products" means all of Galaxy's healthy cheese and dairy-related and dairy alternative food products. A full listing of Galaxy's current Products is provided in Exhibit 1 of this Agreement. The Products will also include some or all of the healthy cheese and dairy-related and dairy alternative food products developed by Galaxy after the execution of this Agreement, including any products, if any, specifically developed or adapted for BEL, as mutually agreed by the parties. The parties acknowledge and agree that the Ultra Smoothie products made with Tropicana juices, and other products made by Galaxy under licenses of any third party shall not be included in Products. Galaxy reserves the right to change or modify any of the Products, and to discontinue the manufacturing of any Product any time BEL is not ordering on the basis of the Minimum Production Quantities from Galaxy as discussed in Exhibit 4 of this Agreement.

1.2.    Trademarks
The term "Trademarks" means the trademarks, brands names, service marks, trade names, trade dress and logos and all registrations related thereto owned by BEL under which the Products shall be marketed and distributed.

Galaxy's logo "Galaxy Nutritional Foods Smart Choice Cheese Product" (the "Logo"), which represents the concept of "smart choice technology," is to be used on a principal display panel for all Products sold pursuant to this Agreement. This Logo shall also be used and displayed on each and every package of the Products according to the scheme set forth in Exhibit 2 attached hereto.

1.3.    Territory
The term "Territory" means
(i) European Union states consisting of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, and the United Kingdom;

(ii)Other European countries consisting of Albania, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Estonia, Hungary, Iceland, Latvia, Liechtenstein, Lithuania, Macedonia, Malta, Slovenia, Switzerland, Turkey, Ukraine, Yugoslavia, and Norway; and

(iii) Microstates and territories consisting of Andorra, Monaco, San Marino, Vatican, and Channel Islands CGB,

and any such additional countries as may be agreed upon by both parties from time to time, upon request of BEL. BEL will be invited to propose additional territorial rights, which proposal may be granted in Galaxy's reasonable discretion, however; at this time, Galaxy is not granting to BEL a right of first refusal to sell Products in any country, state or territory outside the territories noted in items (i), (ii) and (iii) above.

1.4.    Affiliate
The term "Affiliate: of, or a Person "Affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, direct or indirect control of at least fifty (50%) of the voting stock or other ownership interest of a Person or direct or indirect power to direct or cause management to elect or appoint at least fifty percent (50%) of the members of the corporate governing bodies shall conclusively establish control. For purposes of this definition, the term "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof)..

1.5.    Patents
The term "Patents and patent applications" means the patents, patent applications, patent disclosures and inventions and all registrations related thereto now or hereinafter owned by Galaxy or BEL relating to the Products sold in the Territory.

1.6.    Know How
The term "Know how" means all secret and confidential data and all technical and manufacturing information, knowledge research, studies, development, process, formulae, technology, formulations, sourcing of raw materials, manufacturing information, quality insurance specifications, and generally all intellectual and industrial property rights, including patent applications and patents, the rights to which are owned by Galaxy, relating to the registration, manufacturing, packaging, and sale of the Products and all related documentation.

2.  GRANT OF RIGHTS

Galaxy hereby grants to BEL, subject to the terms and conditions of this Agreement, the exclusive right and license, with full right to grant sublicenses to BEL's Affiliates, to use the Know-How and to market, promote, distribute and sell the Products throughout the Territory. Further, Galaxy hereby grants to BEL the right to appoint one or more sub-distributors of the Products within the Territory, provided that such persons or entities are disclosed to Galaxy in writing in advance.

This license does not authorize BEL to, and BEL shall not, directly or indirectly, export to or to distribute or sell the Products in any part of the world other than the Territory, unless specifically authorized by Galaxy in writing.

During the term of this Agreement, BEL and its Affiliates shall not distribute, market, sell or manufacture any Products in the same categories as the Products, except to the extent BEL is already manufacturing, distributing, marketing or selling such Products.

During the term of this Agreement, Galaxy shall not negotiate or take any other steps towards the grant or the promise to grant any right to anyone other than BEL through letter of intent, option agreement or agreement concerning, within the Territory, (i) the distribution, selling or manufacture of the Products or (ii) the use of the Know-How.

3. APPOINTMENT OF DISTRIBUTOR

3.1.Galaxy hereby appoints BEL and BEL hereby accepts such appointment as Galaxy's sole and exclusive distributor of the Products in the Territory. This sole and exclusive appointment means that Galaxy shall appoint no other distributor or representative of the Products within the Territory and that Galaxy shall not sell the Products directly into the Territory or to anyone Galaxy reaonably believes will sell the Products into the Territory.

3.2.BEL and its Affiliates shall use best efforts to promote, market, distribute and sell the Products in the Territory, either directly, or through its Affiliates, or with respect to countries where no BEL Affiliate exists, through third party distributors, which third party distributors are reasonably acceptable to Galaxy.

3.3.BEL shall use its best efforts to ensure that each of its Affiliates and distributors that promotes, markets, distributes and sells the Products in the Territories shall comply with those duties, obligations and warranties stated in this Agreement applicable to BEL.

3.4.BEL shall use its best efforts to ensure that any agreement between BEL and BEL's Affiliates, and/or distributors in connection with the promotion, marketing, distribution and sale of Products in the Territories, shall be fully consistent with the terms of this Agreement.

3.5.Nothing in this Agreement shall be construed as giving BEL and its Affiliates, any right to use the Know how or any other information and data received hereunder for purposes other than those of developing, marketing, distributing, promoting and selling the Products in the Territory except to the extent otherwise provided in Section 5 hereof.

3.6.BEL may communicate to its customers information commonly requested on Product specifications and formulae / ingredient list to the extent required by applicable law, agreements to which BEL or its Affiliates are obligated or industry customs; provided in all instances that BEL fully complies with the confidentiality obligations in Section 17.3.

3.7.Subject to Section 9.2 hereof, Galaxy shall sell to BEL, and BEL shall purchase and accept only from Galaxy, at the prices and upon the terms and conditions provided in this Agreement, such amount of the Products as BEL may request from time to time.

3.8.Galaxy agrees not to sell, authorize or appoint others to sell the Products in the Territory by any means (including, but not limited to, by electronic commerce via the Internet) and agrees not to knowingly sell any of the Products, directly or indirectly, to anyone other than to BEL or its Affiliates or distributors for delivery or resale within the Territory, including any sales to anyone outside the Territory for delivery or resale within the Territory (including, but not limited to, electronic commerce via the Internet). Notwithstanding the foregoing, Galaxy shall be permitted to sell to its existing distributors within the Territory until such time as those distributors may be transitioned to BEL through the mutual efforts of Galaxy and BEL.

3.9.Galaxy agrees to immediately notify BEL if any of the Products require special or other licenses to export and to update such information promptly upon changes, additions or deletions to such requirements.

3.10. BEL agrees to immediately notify Galaxy if any of the Products being sold by BEL require special labelling for lawful and safe use, sale and consumption within the pertinent country or countries of the Territory where the Product will be shipped, sold, used or consumed and to update such information upon changes, additions or deletions to such requirements.



4.  TERM

This Agreement shall become effective on the date first written above and shall remain in effect for a period of ten (10) years (the "Initial Term"), provided that neither party has given the other party written notice of its intent to terminate this Agreement pursuant to Sections 5 or 17 of this Agreement ("Termination Notice"). Subsequent to the expiration of the Initial Term, this Agreement shall be renewed automatically for successive renewal terms of three (3) years each, which renewal will terminate in the event either party provides the other party with a Termination Notice.

5.  MANUFACTURING LICENSE RIGHTS

Galaxy hereby grants to BEL an exclusive option upon the exercise of which from time to time by BEL, BEL, in addition to its rights to promote, market, distribute and sell the Products in the Territory pursuant to this Agreement, shall be permitted to also manufacture one or more of the Products as BEL may designate for promotion, marketing, distribution and/or sale in the Territory, including Products improvements conceived, proposed or developed by Galaxy. Said option shall be exclusive to BEL and may be exercised by BEL an unlimited number of times at any time and from time to time during the Initial Term and any subsequent renewal terms with respect to any or all of the Products. Notwithstanding anything stated herein to the contrary and as an exception to the term of the option stated herein and as an exception to the Initial Term, within sixty (60) days of the fourth anniversary of this Agreement, the parties shall elect, by each notifying the other in writing of its selection, in its reasonable discretion, to proceed in one of the following manners:

    (i) the parties may mutually agree to continue operating under the terms of this Agreement, including retaining BEL's option to manufacture certain or all of the Products from time to time; provided that at that time the parties develop and commit to certain performance metrics (the "Performance Metrics") developed in good faith and in accordance with an analysis by the parties of the relevant markets, to be updated by the parties annually, with respect to any Products Galaxy manufactures for BEL to distribute in the Territory, the failure of which to attain will permit either party to terminate this Agreement but not BEL's option to manufacture set forth above (such Performance Metrics to be developed by the Designee (as defined in section 5) in the event the parties are unable to agree);

    (ii) the parties may mutually agree to terminate this Agreement in accordance with the provisions of Section 17.1.1 below;

    (iii) the parties may mutually agree to convert this Agreement into the Manufacturing and License Agreement (defined below) with a corresponding exercise by BEL of its option to manufacture whatever Products BEL designates; provided that conversion of this Agreement into the Manufacturing and License Agreement shall not foreclose BEL's ability to designate in the future other Products it desires to manufacture; or

    (iv) either BEL or Galaxy may elect to terminate this Agreement in the event that either party in its sole discretion is not satisfied with the performance of the other party or with the amount of sales or income from the sales of the Products hereunder; provided, however, that if Galaxy elects to terminate this Agreement, BEL shall be given the opportunity to first exercise its option to designate which Products, if any, it wishes to manufacture and distribute itself and if BEL elects to manufacture any of the Products at this time it will enter into the Manufacturing and License Agreement with Galaxy and shall have no further ability to designate other Products in the future to so manufacture beyond those designated pursuant to this clause (iv).

Furthermore, in addition to BEL's ability to exercise the option from time to time during the term of this Agreement or at the fourth anniversary of this Agreement as provided above, upon a change of control of Galaxy, notice of which shall be given by Galaxy to BEL within one (1) month of such change, BEL may exercise its option right and this Agreement will automatically convert into and be controlled and governed by the terms of the Manufacturing and License Agreement.

In the event that either party elects to terminate this Agreement by so selecting to terminate under item (ii), (iii), or (iv) above, such termination shall be effective one year from the date notice of such termination is provided to the other party.

If BEL exercises such option to manufacture or have manufactured all or some of the Products, Galaxy shall within sixty (60) days of the exercise of such option, communicate and grant to BEL the right to use the Know-How to manufacture the Products for sale and distribution in the Territory for which the option is exercised, in conformity with the specifications and the technical documentation communicated by Galaxy to BEL. The Manufacturing and License Agreement will provide that Galaxy will undertake to inform BEL about any change or modification of the Know-How. In addition, during the term of the Manufacturing and License Agreement, Galaxy shall disclose to BEL any modifications or improvements to the Know-How made by Galaxy, namely to allow compliance with local regulations. In addition, Galaxy will agree to reasonably accept any recommended changes BEL recommends to the Know How.

The terms and conditions which shall govern such license of manufacturing shall be set forth in a manufacturing and license agreement which the parties hereto will undertake to negotiate in good faith during the period between the execution of this Agreement and the exercise of the option described in this Section 5 (the "Manufacturing and License Agreement"). If BEL exercises such option with respect to some or all of the Products, and enters into the Manufacturing and License Agreement with Galaxy, this Agreement shall terminate. Notwithstanding this termination, however, it is understood and expressly acknowledged by the parties that BEL's exercise of its option to manufacture some or all of the Products shall not preclude BEL's continued right to distribute those Products that BEL does not elect to manufacture in a manner consistent with BEL's performance under and the terms and conditions of this Agreement to the date of such election.

Subsequent to BEL's exercise of its option to manufacture any of the Products, and in lieu of the applicable Minimum Production Obligation for such Product or Products and associated payments therefor, BEL shall pay to Galaxy a royalty of three to five percent (3% to 5%) (the "Royalty Rate") of the Aggregate Net Sales (as hereinafter defined) by BEL of the Products manufactured by BEL for distribution and sale in the Territory; provided that aggregate annual royalties paid by BEL to Galaxy shall, in no event, be less than certain minimum royalties (the "Annual Minimum Royalty"). The Annual Minimum Royalty shall be allocated among each of the countries, states or territories in the Territory (the "Per Country Allocation"). The Royalty Rate applicable to each Product, the Annual Minimum Royalty and the Per Country Allocations shall be set forth in the Manufacturing and License Agreement or schedules thereto. The schedules to the Manufacturing and License Agreement may or may not be subject to revision on an annual basis by the parties as provided by the terms of the Manufacturing and License Agreement.

To the exent BEL has failed, by an anniversary of this Agreement (a "Royalty Payment Date"), to make royalty payments to Galaxy in an aggregate amount for the applicable year equal to or in excess of the Annual Minimum Royalty, BEL shall make a payment to Galaxy within 30 days of the Royalty Payment Date (the "Late Payment Date") in an amount equal to the difference between the Annual Minimum Royalty and the aggregate royalty payments made by BEL to Galaxy for that year (the "Minimum Royalty Shortfall"). If BEL fails to pay to Galaxy the Minimum Royalty Shortfall, if due, by the Late Payment Date, BEL shall provide notice to Galaxy of which of the Per Country Allocations BEL has paid and, with respect to those countries, states or territories represented by unpaid Per Country Allocations, at Galaxy's reasonable discretion, BEL may lose its exclusive right to use, market and distribute the Product(s) in the countries, states or territories represented by such unpaid Per Country Allocations and thereby have such distribution rights on a non-exclusive basis and Galaxy shall have the rights with respect to such countries, states or territories to appoint another distributor or representative and to sell direct. BEL shall lose such exclusive rights after receiving three months notice via registered mail from Galaxy indicating Galaxy's exercise of its discretion to have BEL surrender such exclusive rights. BEL shall retain its exclusive distribution rights with respect to those countries, states and territories for which it has complied with such Per Country Allocations.

BEL shall make written reports to Galaxy within sixty (60) days after the last day of each calendar year. The reports shall state (i) a description and calculation of the total aggregate sales, which shall include any and all income, receipts, revenues or other consideration from the sale, exchange or transfer of Products manufactured by BEL ("Aggregate Sales"), less any discounts, returns, rebates, sales tax, excise tax, value added tax, freight, insurance or other out-of-pocket expenses of Products paid from or to be paid from Aggregate Sales of Products ("Aggregate Net Sales") sold in the preceding year in the Territory, and (ii) all royalties accrued, for the past year. Within fifteen (15) days of BEL's providing such report to Galaxy, BEL shall remit to Galaxy in U.S. dollars the royalties due under the Manufacturing and License Agreement at the Royalty Rate on the Products included in such report. BEL shall keep sufficient records of the sales of the Products to enable an independent certified accountant, designated by Galaxy and reasonably acceptable to BEL, to audit BEL's records of such sales at any reasonable time during normal business hours. Any such audit shall be preceded by thirty (30) days written notice from Galaxy to BEL. Such audit shall be conducted at Galaxy's sole expense unless such audit reveals a discrepancy in favor of Galaxy of five per cent (5%) or more in the Gross Royalty Payment due (without regard to offsets or credits which may be claimed against such sum), in which case the expense of such audit shall be borne by BEL. The term "Gross Royalty Payment" means the Aggregate Net Sales multiplied by the Royalty Rate. BEL shall withhold from such royalties and pay to the French tax authorities or any other corresponding tax authority all withholding taxes required by law applicable to royalties payable to Galaxy. BEL shall retain the ability to purchase Products from Galaxy for resale whether or not BEL has elected to manufacture that particular Product itself and, to the extent BEL distributes or sells Products in the Territory which were manufactured by Galaxy instead of BEL, BEL's payment to Galaxy for such products shall not be governed by these royalty provisions but by the provisions set forth in
Section 9 hereof.

The   royalty  provisions  provided  above  shall  be  set  forth  in   the
Manufacturing and License Agreement and shall not be subject to change except by the mutual agreement of the parties hereto.

The Manufacturing and License Agreement shall provide that the parties shall provide each other with all reasonable cooperation which the other party may request in connection with the performance of the Manufacturing and License Agreement, including but not limited to the following :

     (i) assistance, including the sharing of testing and other records  in
order  to enable        the Products to be manufactured, distributed,  used
or sold in the Territory;

     (ii)the  provision  of technical consultation (in-person,  telephonic,
and  written, as        requested during the term of the Manufacturing  and
License Agreement)     relating to the manufacture of the Products;

     (iii)     access to any improvements in or enhancements to the  Galaxy
Know-How  or        which is developed or discovered by the parties  during
the term of the            Manufacturing and License Agreement; and

     (iv) establishment of certain commercial relationships with third parties in certain countries, states and territories in the Territory as may be deemed by the parties to be desirable to manufacture,
promote,  market,  distribute  and/or  sell          the  Products  in  the
Territory.

Such cooperation will be acknowledged in the Manufacturing and License Agreement to constitute a significant portion of the consideration being delivered by each of the parties under the Manufacturing and License Agreement.

The Manufacturing and License Agreement will contain customary representations and warranties, including representations and warranties pertaining to Galaxy's ownership of the Know-How and other intellectual property rights concerning the manufacturing of the Products, as well the lack of Galaxy's infringement on the rights of others or the infringement of others upon the Know-How. The Manufacturing and License Agreement will also provide that Galaxy will take all necessary and appropriate measures to maintain and protect all portions of Galaxy's Know-How, including registration, renewal, preservation and enforcement against any infringing person.

The Manufacturing and License Agreement shall include a schedule of Products which BEL has elected to manufacture. To the extent BEL is permitted by the provisions of this Section 5 to make additional elections from time to time to manufacture additional Products, such schedule shall be amended to add these additional Products upon BEL's providing of written notice to Galaxy notifying Galaxy that BEL is electing to add such products to the schedule.

The parties hereby expressly acknowledge their intent to negotiate in good faith the terms of the Manufacturing and License Agreement. In the event that BEL and Galaxy cannot agree on a particular term or provision that is required to appear in the Manufacturing and License Agreement, then BEL and Galaxy shall resolve such dispute by referring the matter to a neutral third party (the "Designee"). Within three months of the execution of this Agreement, BEL and Galaxy shall mutually compile and rank a list of three candidates from which such Designee may be selected. Upon the occurrence of such a dispute, BEL and Galaxy shall contact the first person on such list and negotiate with such person to retain them to settle such disputes with all costs and fees incurred in connection with such retention to be borne equally between BEL and Galaxy. If the first person on such list is not available for whatever reason, BEL and Galaxy shall refer the matter to the second person on the list and, if such second person is not available for whatever reason, to the third peron on the list. In the event that none of the persons on the aforementioned list reach agreement to serve as the Designee and the parties are unable to agree on another person, then either party may commence proceedings under Section 17.10.2 of this Agreement. By accepting the position, the Designee explicitly recognizes such Designee is subject to a duty of good faith and shall resolve the issue or dispute in a manner consistent with the terms of this Agreement. Within 45 calendar days of being retained by the parties, such Designee shall review and investigate the positions of BEL and Galaxy concerning the issue or issues in dispute and inform BEL and Galaxy of his/her resolution of the dispute and such resolution shall be conclusively binding upon BEL and Galaxy and become a part of the Manufacturing and Distribution Agreement. The decision of the Designee shall be conclusive and shall be binding on the parties; provided, however, that notwithstanding anything to the contrary stated herein and notwithstanding the negotiations of the parties or decisions of the Designee regarding the drafting of the Manufacturing and License Agreement, the Manufacturing and License Agreement shall include and incorporate those terms and provisions set forth in Sections 1, 2, 3 (with the exception of Section 3.7), 4, 6, 7, 12.4, 13.8, 14.4, 14.5, 15, 16 and 17 hereof as well as the terms set forth in this Section 5 regarding the Manufacturing and License Agreement and, to the extent Bel has not elected to manufacture some of the Products but will instead only continue to sell and distribute such Products, the remaining provisions of this Agreement. Notwithstanding the foregoing, BEL shall have the right to begin manufacturing Products immediately upon the exercise of its option; and, until the Manufacturing and License Agreement is completed and executed by the parties, BEL's manufacturing and distribution of the Products shall be governed by the terms of this Agreement which shall function and be construed for all purposes as the Manufacturing and License Agreement and the applicable Royalty Rate for each Product shall be four percent (4%).

The parties acknowledge the difficulty of ascertaining the amount of damages to be incurred by BEL as a result of the violation of the provisions of this Section 5 by Galaxy and therefore agree that any breach of this Section 5 by Galaxy shall require Galaxy to pay to BEL as liquidated damages (and not as a penalty) an amount calculated by multiplying the highest historical Aggregate Net Sales during a calendar year in the period of time commencing from the beginning of the Initial Term and ending at the time of such breach by Galaxy of the Products in the Territory by BEL by the number of years remaining in the initial term since the time of such breach by Galaxy.


6. PROMOTIONAL MATERIALS AND MARKETING

6.1.BEL and its Affiliates or distributor in the Territory shall at all times comply in all material respects with all legal requirements in force, relating to the storage, distribution, marketing and sale of the Products.

6.2.BEL   and  its  Affiliates  or  distributors  shall  promote,   market,
   distribute and sell the Products in a manner consistent with the claims and consumer statement which shall be defined as part of the Annual Plan which will be mutually designed and developed by the parties.

6.3.Annual Plan : By January 1 of each year during the term of this Agreement, BEL shall develop and provide to Galaxy for its review an annual business and marketing plan (the "Annual Plan") for the Products and their distribution containing in reasonable detail the following information:

    (a) market data evolution and consumer information

    (b) sales objectives and the Performance Metrics;

    (c) actions on key elements of the products mix;

    (d) major marketing and sales activities programs;

    (e) Sales and Marketing budget; and

     (f)  such  other  information as may be  required  pursuant  to  other
sections of this       Agreement.

Using such Annual Plan, the strategy of the marketing of the Products shall be mutually designed between the two parties and executed by BEL.

6.4.BEL and its Affiliates or distributors shall promote and distribute the products according to the Products' profile and positioning in line with the Annual Plan. BEL agrees to notify Galaxy within a reasonable time of any major factors, which have an effect on the marketing of the Products.

6.5.Galaxy shall immediately inform BEL of any inquiries received by Galaxy concerning the purchase of the Products for use in the Territory.

6.6. BEL shall immediately inform Galaxy of any inquiries received by BEL concerning the purchase of the Products for use outside the Territory.


7.  TRADEMARKS

7.1.The Products shall be marketed, distributed, promoted and sold in the Territory by BEL under BEL's Trademarks to be specified in the Annual Plan for each country, which Trademarks shall be the exclusive property of BEL. The Logo shall be placed on each Product marketed, distributed, promoted and sold in the Territory by BEL, which Logo shall be the exclusive property of Galaxy.

7.2.Galaxy  acknowledges, recognizes and agrees that BEL, or its successors or assigns, shall remain the owners of the Trademarks, that Galaxy shall not, by virtue of this Agreement or otherwise, acquire any rights in respect of the Trademarks in relation to the Products or/and the goodwill associated therewith and that all such rights and goodwill are, and shall at all times remain, vested in and inure to the benefit of BEL and its successors and/or assigns. BEL and its Affiliates will not alter, obscure, remove, conceal or otherwise interfere with any markings, names, labels or other indications of the source of origin of the Products which may be placed by Galaxy on the Products. Positioning of these elements on the
   pack will be discussed and agreed between both parties.   BEL acknowledges,
   recognizes and agrees that Galaxy, or its successors or assigns, shall remain the owners of the Logo, that BEL shall not, by virtue of this Agreement or otherwise, acquire any rights in respect of the Logo in relation to the Products or/and the goodwill associated therewith and that all such rights and goodwill are, and shall at all times remain, vested in and inure to the benefit of Galaxy and its successors and/or assigns.

7.3.Galaxy shall not on its behalf or on behalf of any other party, in any country or jurisdiction, register or attempt to register any of the Trademarks or any other service mark, trademark, trade name, word or symbol which is confusingly similar to any of the Trademarks without BEL's prior written consent. BEL shall not on its behalf or on behalf of any other party, in any country or jurisdiction, register or attempt to register the Logo or any other service mark, trademark, trade name, word or symbol which is confusingly similar to the Logo without Galaxy's prior written consent.

7.4.Galaxy shall not be responsible for any payment of damages to third parties arising out of any action for infringement or alleged infringement of such third party's trademark rights by the use of the Trademarks by BEL, its Affiliates and/or distributors. BEL shall not be responsible for any payment of damages to third parties arising out of any action for infringement or alleged infringement of such third party's trademark rights by the use of the Logo by Galaxy or BEL.

7.5.To the extent the Trademarks or Logo appear on packaging relating to the Products, Galaxy shall cause the designation of "(R)" or "(TM)", whichever is appropriate, or such other customary symbol or legend which identifies correctly the status of the Trademarks and Logo to be placed adjacent to such Trademarks and Logo in connection with each use or display of the Trademarks and Logo on the Products.


7.6.Galaxy will fully cooperate with BEL, at BEL's expense, in efforts to maintain and enforce BEL's rights in the Trademarks; provided that, in the event the threat to such maintenance and enforcement is the responsibility or fault of Galaxy then Galaxy shall pay expenses incurred in connection with such maintenance and enforcement efforts. Galaxy will not do or permit to be done any action or thing which will in any way impair BEL's rights in and to the Trademarks. Galaxy will not contest or assist any other party in contesting the validity of BEL's ownership of any of the Trademarks. BEL will fully cooperate with Galaxy, at Galaxy's expense, in efforts to maintain and enforce Galaxy's rights in the Logo; provided that, in the event the threat to such maintenance and enforcement is the responsibility or fault of BEL then BEL shall pay expenses incurred in connection with such maintenance and enforcement efforts. BEL will not do or permit to be done any action or thing which will in any way impair Galaxy's rights in and to the Logo. BEL will not contest or assist any other party in contesting the validity of Galaxy's ownership of the Logo.

8.  SUPPLY OF THE PRODUCTS

8.1.Galaxy shall supply the Products directly to BEL and its Affiliates and/or third party distributors, for resale in the Territory, manufactured in accordance with the specifications to be defined together within the Annual Plan and according to Galaxy's general business practices or, with respect to new products developed by Galaxy for sale by BEL, in accordance with specifications to which the parties shall mutually agree in good faith and attach to this Agreement as a supplemental exhibit.

8.2.Unless and until BEL exercises its option to manufacture the Products, BEL and its Affiliates undertake to purchase all their requirements of the Products for resale in the Territory, exclusively from Galaxy under the terms of its Agreement. In the case of BEL manufacturing the products, BEL will no longer have this obligation and will be free to buy basic new material and packaging material on its own.

8.3.The Products will be supplied by Galaxy to BEL and Affiliates packed and labeled at BEL specifications as reasonably agreed with Galaxy.


9.  PRICE AND TERMS OF PAYMENT

9.1.The Products will be supplied by Galaxy to BEL at prices which will be agreed in writing by the parties determined by reference to and in accordance with the pricing formula set forth on Exhibit 3. The price for any Product may be revised annually and may vary by country. The purchase prices shall be expressed in U.S. dollars.


9.2.BEL shall purchase the Products from Galaxy on the basis of the Minimum Production Quantities specified in the attached Exhibit 4. Galaxy agrees to use its best efforts to provide sufficient supply of the Products to fill all of BEL's orders that have been accepted by Galaxy in accordance with the procedures set forth in Section 10 and 11 hereof.

9.3.BEL may resell the Products in the Territory at such prices as BEL may in its sole discretion determine; provided that while BEL retains sole discretion in its decisions regarding resale pricing, BEL will inform and discuss with Galaxy such decisions.


9.4. All payment will be made by US dollars denominated irrevocable letters of credit from a bank reasonably acceptable to Galaxy. Letters of credit may be drawn upon by Galaxy upon delivery of goods to common carrier FOB US Port of shipment, provided that Galaxy provides proof of such delivery or certifies that such delivery was made to the bank upon which the letter of credit is being drawn. All fees incurred in connection with the issuance of the letters of credit shall be paid by Galaxy.



10. FORECASTS AND ORDERS

10.1. BEL and its Affiliates shall provide to Galaxy, within 10 days of the beginning of each calendar year concerning a twelve month plus extension for 1st Quarter of the next calendar year, a non-binding forecast of their requirements for the Products, for each country in the Territory by quarter, such forecast to be updated quarterly when significant changes occur.

10.2. BEL shall furnish to Galaxy, within 30 days of the beginning of each quarter, a three month forecast, for the following calendar quarter corresponding to its anticipated requirements for the Product for each country of the Territory.


10.3. BEL shall provide Galaxy with firm purchase orders for the Products required at least sixty (60) days prior to the required delivery date. All orders shall be subject to written confirmation by Galaxy. All purchase orders submitted by BEL and accepted by Galaxy for Products are and shall be subject to this Agreement and shall be deemed to incorporate the terms and conditions of this Agreement, whether or not so specified in such purchase orders. Galaxy's acceptances of orders shall be evidenced by Galaxy signing and returning the acknowledgment copy of the order within two (2) days after receipt of the order, together with a pro-forma invoice for the Products covered by that order. All orders shall contain the information necessary for Galaxy to fulfill the order, which information shall include the following:

               (I) A reference to this Agreement and BEL's purchase order number;

               (II)A description and quantity of each of the Products required;

               (III) The address to which Products are to be directed and the address to which Galaxy's invoice is to be sent; and

               (IV)The requested delivery date.

    Galaxy's General Terms and Conditions of Sale, as published from time to time by Galaxy (the "Terms and Conditions"), shall apply to Galaxy's sale of Products to BEL under this Agreement. The current effective version of the Terms and Conditions is attached hereto as Exhibit 5. Where in conflict, this Agreement shall control over the Terms and Conditions. Notwithstanding the foregoing, the terms and conditions of this Agreement shall take precedence over and govern in the event of conflict between the terms and conditions of this Agreement, the terms and conditions of any other documents and forms of the parties, including, without limitation, BEL's quotation request and purchase order forms, Galaxy's quotation form, and any confirmation, acknowledgment or other similar document. Any provision or data in any order, any subordinate document such as shipping releases, or any other document originated by either party, or contained in any documents or forms attached to or referenced in any of the above documents, which modifies, supplements or conflicts with the terms of this Agreement shall not be binding unless expressly agreed to in writing by the parties that such writing supercedes this Agreement.

10.4Quantities of the Products to be shipped to BEL shall be confirmed to BEL within two (2) days after the receipt by Galaxy of a purchase order for same from BEL and shall be shipped to BEL within sixty (60) days after receipt by Galaxy of a purchase order for same from BEL.



11. SHIPMENTS

11.1. Galaxy shall cause all shipments of the Products to be delivered to BEL and its Affiliates or distributors (incoterms 2000) FOB, US port of shipment. Shipments shall be invoiced at any time after delivery is made.

11.2. Shipments of the Products shall be deemed accepted by BEL upon final release by BEL's quality control representatives at or before FOB, point of shipment. Final release shall be provided by BEL and its Affiliates, within 30 days after tender of delivery of the Products ordered, or BEL shall be deemed to have given unqualified acceptance of such Products and to have waived all of its claims of any kind with respect to said Products, except with respect to latent defects. In case of Products with latent defects, BEL shall provide written notice to Galaxy of such defects within 30 (thirty) days of the date it discovered or with reasonable diligence should have discovered such latent defects.

11.3. Any rejection of a shipment or question as to the quality of the Products delivered shall be supported by written notification or explanation. In such case, and provided BEL demonstrates that said Products have been properly handled and stored after tender of delivery, Galaxy shall assume all costs for return of the defective goods and supply of replacement goods, or other corrective action as may be agreed between Galaxy and BEL, it being understood that Galaxy's responsibilities hereunder shall be limited to replacement of said defective goods. Galaxy may demand at its own cost separate storage, inspection and dispatch of rejected goods. If Galaxy disputes the written notification from BEL, the parties shall submit samples of the rejected goods to a mutually acceptable independent laboratory for analysis. The decision of the independent laboratory in the matter shall be final. The party found to be in error shall bear the cost of any such analysis.

11.4. Risk of loss and title shall pass to BEL at the time of delivery of the Products to BEL's designated location or carrier at the U.S. port of shipment.


12. LABELLING AND PACKAGING

12.1. BEL and its Affiliates or distributors, shall be responsible for providing to Galaxy sufficient information for Galaxy to determine, produce and maintain the content of all labeling for the Products, including package inserts and promotional material throughout the Territory. BEL warrants that any statement or other information provided by BEL to Galaxy concerning the Products contained therein shall be in line with the approved legal requirements of the Products in each country, state or territory of the Territory and shall keep Galaxy free and harmless from any connected claim, damage, liability, loss and/or expense arising therefrom to the extent such damage arises as a consequence of such statement provided by BEL to Galaxy not being in conformity with such legal requirements.

12.2Galaxy   will   package  the  Products  according  to   the   packaging
    specifications, including labeling and insertion of package inserts and promotional material provided and directed by BEL and agreed to by Galaxy (within reasonable existing capabilities of Galaxy manufacturing processes) and will be responsible for any failures of the Products to be so packaged.

12.3. All packaging, insert sheet, labels, advertising and other materials relevant to the Products, shall bear the notice "Distributed under license of Galaxy USA", such notice to be approved by both parties before first printing and use thereof, such approval not to be unreasonably withheld.

12.4. BEL shall be responsible at its cost and expense for complying with all regulatory and governmental requirements applicable in the Territory to the distribution of the Products; provided, however, that until BEL exercises its option to manufacture the Products, BEL shall not be responsible for any cost or expense related to or concerning the quality of the Products or any other aspects related to and solely under the purview of the manufacturing of the Products.

13  QUALITY CONTROL

Galaxy acknowledges that the Trademarks indicate to the public that the Products offered for sale or sold bearing the Trademarks are of a commercially consistent quality and standard, and that BEL's use of the Trademarks pursuant to this Agreement must be in a manner that does not have a detrimental impact on BEL's reputation or the goodwill associated with BEL's business and the Trademarks. Galaxy agrees that it shall maintain a high standard of quality (at least as high as Galaxy presently maintains) with respect to the manufacture of the Products and packaging for the Products, as well as in all depictions, marketing and advertising of the Products. Galaxy shall comply with all applicable legal and regulatory requirements for the manufacturing of the Products and the conduct of its business and performance of its obligations hereunder. BEL acknowledges that the Logo indicates to the public that the Products offered for sale or sold bearing the Logo are of a commercially consistent quality and standard, and that Galaxy's use of the Logo pursuant to this Agreement must be in a manner that does not have a detrimental impact on Galaxy's reputation or the goodwill associated with Galaxy's business and the Logo. BEL agrees that it shall maintain at least as high a standard of quality as BEL presently maintains with respect to the promotion, marketing, distribution and sale of Products in the Territory. BEL shall comply with all applicable legal and regulatory requirements for the promotion, marketing, distribution and sale of Products and the conduct of its business and performance of its obligations hereunder.


13.1Galaxy   shall   permit  BEL's  quality  control  representatives,   at
    reasonable times and on reasonable notice, to inspect those areas of Galaxy's production facility at which Galaxy shall be manufacturing and packing the Products for shipment to BEL. Galaxy shall be permitted to visit/review annually BEL's distribution facilities at reasonable times and upon reasonable notice.

13.2Galaxy  shall manufacture, or have manufactured, the Products according to Good Manufacturing Practices and requirements applicable to the industry. Galaxy shall at any time be free to determine the manufacturer and the place of manufacture of the Products,. Prior to BEL manufacturing, Galaxy cannot be restricted to manufacturing Products outside the Territory.

13.3Galaxy shall provide to BEL all test procedures for the Products, necessary for BEL to verify the quality of the Products it purchases pursuant to this Agreement.

13.4BEL shall not make alterations or permit alterations to be made to the Products.

13.5Galaxy  shall  maintain  at  its principal place  of  business  reserve samples for each lot according to applicable legal requirements, until the expiration date of the Product sold to BEL. Records should be kept for three years following production date.

13.6In  the  event  of a recall of any Products required by a  governmental agency or authority of competent jurisdiction or if recall of the Products is jointly deemed advisable by Galaxy and BEL, such recall shall be promptly implemented and administered by BEL and its Affiliates, in strict consultation with Galaxy in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices. The cost of any such recall shall be borne by Galaxy to the extent Galaxy's negligence and/or fault caused the recall to be necessary. Galaxy will have no obligation to pay costs of recalls of Products caused by consequences of negligence and/or faults committed by third parties occurring after such Products are sold by BEL and BEL shall have no obligation to pay costs of recalls of Products caused by consequences of negligence and/or faults of Galaxy. In no circumstance shall BEL have any obligation to pay costs of any recalls of Products not manufactured by BEL. In no circumstance shall Galaxy have any obligation to pay costs of any recalls of Products not manufactured by Galaxy. The provisions and obligations of this section shall survive any expiration of termination of this Agreement.

13.7 Galaxy agrees that it will not permit any lien, security interest, pledge, assignment to a creditor, assignment obligation or other encumbrance or restriction of any kind to be imposed or placed on any of its rights under this Agreement and/or in and to the Products or permit execution against its rights hereunder of any judgment against Galaxy, or grant any power to any third party to do so, and shall not enter into any agreement which is otherwise inconsistent with Galaxy's obligations under this Agreement, without BEL's prior written consent.

 13.8 In the event that BEL exercises its option to manufacture certain or all of the Products, Galaxy agrees to assist BEL by providing access to any necessary document or dossier in Galaxy's ownership or possession to enable BEL to make application to any food regulatory authority or governmental agency for BEL to be appointed as Manufacturer of the Products under any marketing authorization held by BEL or to continue any actual registration or to start up an application for marketing of the Products.



14. REPRESENTATIONS AND WARRANTIES

14.1Galaxy warrants to BEL that each Product sold to BEL shall, at the time of delivery by Galaxy, conform to the specifications then in effect and shall meet all such specifications throughout the approved shelf-life in the Territory. Galaxy covenants to provide true and accurate copies of such specifications (including any revisions thereto) to BEL as soon as practicable.

14.2Galaxy further warrants to BEL that, in the event any of the Products do not meet the specifications (subject to verification by the procedure provided in Section 11.2. upon delivery)Galaxy shall either replace the non-conforming Products or give BEL a credit against future purchases for the purchase price of such non conforming goods, at BEL's option.

14.3Galaxy represents that it has General Product Liability Insurance in force, in respect of direct liability arising from a defect in Galaxy's manufacture of Products to its agreed specifications up to a limit of not less than One Million US Dollars (US$1,000,000) combined single limit each occurrence and Two Million US Dollars (US$2,000,000) in the aggregate and umbrella coverage in an amount equal to Ten Million US Dollars (US$10,000,000). Galaxy represents that such insurance provides coverage of all normal risks incident to Galaxy's business and its respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The certificates of insurance listing the above-referenced coverage and a copy of the General Product Liability Insurance shall be provided to BEL prior to Galaxy's commencement of duties pursuant to this Agreement, but in no event more than 30 days after execution of this Agreement, and Galaxy shall require each carrier to give BEL no less than 30 days' notice of any prospective cancellation, restriction, limitation or modification of coverage or limits.

14.4Galaxy hereby represents and warrants that (a) Galaxy is a corporation duly organized, validly existing and in good standing under the laws of Florida, with full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Galaxy have been duly and validly authorized and no further corporate authorization is required on the part of Galaxy to consummate the transactions contemplated hereby, (c) this Agreement and all other documents executed and delivered by Galaxy pursuant to this Agreement constitute the legal, valid and binding obligation of Galaxy, enforceable against Galaxy in accordance with their respective terms, (d) the individuals executing this Agreement on behalf of Galaxy have been duly authorized and empowered to execute this Agreement for the purpose of binding Galaxy to this Agreement, (e) Galaxy's performance of this Agreement does not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the Initial Term and the execution, delivery and performance of this Agreement by Galaxy does not and will not violate any contract or other arrangement between Galaxy and any third party, or any applicable law or regulation and (f) the Products are and will be merchantable and fit for their intended purposes and do not infringe any third party intellectual property or other proprietary right, comply with all laws and regulations applicable within the Territory and all Product registrations and approvals necessary for the Products to be sold within the Territory have been obtained and will be maintained in effect by Galaxy during the Initial Term.

14.5BEL hereby represents and warrants that (a) BEL is a corporation duly organized, validly existing and in good standing under the laws of [France], with full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BEL have been duly and validly authorized and no further corporate authorization is required on the part of BEL to consummate the transactions contemplated hereby, (c) this Agreement and all other documents executed and delivered by BEL pursuant to this Agreement constitute the legal, valid and binding obligation of BEL, enforceable against BEL in accordance with their respective terms, (d) the individuals executing this Agreement on behalf of BEL have been duly authorized and empowered to execute this Agreement for the purpose of binding BEL to this Agreement, (e) BEL's performance of this Agreement does not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the term, and (f) the execution, delivery and performance of this Agreement by BEL does not and will not violate any contract or other arrangement between BEL and any third party, or any applicable law or regulation.

14.6BEL represents that it has General Product Liability Insurance in force in the Territory, in respect of direct liability arising from BEL's manufacture, handling, sale or distribution of Products to its agreed specifications up to a limit of not less than One Million US Dollars (US$1,000,000) combined single limit each occurrence and Two Million US Dollars (US$2,000,000) in the aggregate. BEL represents that such insurance provides coverage of all normal risks incident to BEL's business and its respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses
and subject to the same or similar perils or hazards.   The certificates of
insurance listing the required coverage and a copy of the Comprehensive General Liability Insurance shall be provided to Galaxy prior to BEL's commencement of duties pursuant to this Agreement, but in no event more than 30 days after execution of this Agreement, and BEL shall require each carrier to give Galaxy no less than 30 days' notice of any prospective cancellation, restriction, limitation or modification of coverage or limits.

15. INDEMNITY

15.1Notwithstanding provisions of Section 11.2., Galaxy agrees to defend, indemnify and hold BEL and its Affiliates or distributors, harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorney's fees) that are related in any way to (i) failure of any Products supplied hereunder to conform to the applicable specifications as provided at Section 14.1. excluding any losses, damages, liabilities, costs and expenses resulting from any such non-compliance that shall result from any Products which shall be altered, changed, packed or otherwise treated by BEL, its Affiliates and/or distributors other than in accordance with Galaxy's instruction and specifications in a manner that causes the loss, damage, liability, cost or expense ; (ii) the manufacture of the Products by Galaxy ; (iii) the correct use by BEL and/or Affiliates of the Know-How ; (iv) any breach by Galaxy of any of its obligations or warranties under this Agreement; or (v) any damages to third parties arising out of any action for infringement or alleged infringement of such third party's trademark rights by the use of the Logo by BEL, its Affiliates and/or distributors.

15.2BEL agrees to defend, indemnify and hold Galaxy harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorney's fees) that are related in any way to (i) failure by BEL or its Affiliates or distributors to comply with applicable rules and regulations of the Territory regarding the promotion, marketing, distribution or selling of the Products in the Territory; (ii) the storage, transfer, or sale (including without limitation the distribution, promotion and marketing) or the manunufacture of the Products by BEL or its Affiliates; (iii) any breach by BEL or its Affiliates or distributors of any of the obligations or warranties under this Agreement; or (iv) any damages to third parties arising out of any action for infringement or alleged infringement of such third party's trademark rights by the use of the Trademarks by BEL, its Affiliates and/or distributors.

15.3BEL shall be responsible towards its customers for handling all matters concerning the Products. If such Products expire as a result of BEL's gross negligence or wrongful acts, BEL shall be responsible for any expired Product whether stored by BEL and/or its Affiliates or distributors or returned by wholesalers, retailers, to whom said Products have been sold by BEL or its Affiliates or distributors.

15.4The parties agree that, in case of commencement of any action, suit, proceeding or investigation or threat thereof for which indemnification is requested to either party, then (a) said party shall promptly inform in writing the other, (b) the parties shall fully cooperate in the defense of said action, suit or proceeding and (c) either party shall not accept any settlement without the other party's consent (which shall not be unreasonably withheld).

15.5Notwithstanding any other provision of this Agreement, and without prejudice to the general rules established by mandatory laws of the various countries of the Territory on each party's liabilities towards third parties (as described at Sections 15.1 and 15.2. here above), in no event shall damages to be paid by one party to the other extend to indirect, special, incidental or consequential damages (including without limitation loss of profits or revenues), regardless of whether such damages were foreseeable or not.

15.6The remedies set forth herein are the exclusive remedies of the parties as to the stated subject matter.

15.7The provisions and obligations of this Section 15 shall survive any expiration or termination of this Agreement.

15.8 BEL agrees to maintain General Product Liability Insurance in amount and type maintained by comparable distributors (and to the extent BEL manufactures Products, comparable manufacturers) of similar Products in similar circumstances during the term of this Agreement.

15.9The representations, warranties and covenants provided in Section 14 and Section 15 hereof, shall survive for four (4) years after the termination of this Agreement for any reason.

16.BEL's OBLIGATIONS

BEL shall be obliged to :

16.1. Adhere to the terms and conditions of the Manufacturing and License Agreement .

16.2. Ensure that, except where Galaxy fails to provide sufficient supply of the Products to meet BEL's needs, the distributed Products are and will continue to be produced directly by Galaxy and/or, if BEL exercises its option to manufacture the Products, ensure that the quality of such products meets the standards to be set and agreed upon in the final Manufacturing and License Agreement.

16.3. Ensure that the distribution or, to the extent BEL exercises its option to manufacture the Products, manufacture of the Products does not infringe or violate any existing intellectual property rights of any third party. To the extent that the Products incorporate any third party Know-How that BEL is aware of or has been made aware of by Galaxy, the Products, to the extent manufactured by BEL, shall mention the licensor of such Know-How and list the specifications thereof in sufficient detail as would be necessary for any subsequent licensee of the specifications to be able to obtain a license for such Know-How from the applicable licensor.

16.4. Refrain from sub-licensing the distribution or manufacturing of the Products, except to its Affiliates and distributors. Nothing contained herein shall limit the right of BEL to appoint sales and marketing agents and distributors in respect of the distribution of the Products, provided that BEL retains control over the actual distribution / manufacture processes of the Products and that all such agents and distributors agree to be bound by the terms and conditions of the Agreement applicable to them.

17. GENERAL PROVISIONS

17.1.    Termination

17.1.1. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by either party, if:

A. The other party commits a material breach of any of its material obligations under this Agreement, which shall not have been remedied within thirty (30) days from the party's giving of written notice of such breach.

B. The other party becomes insolvent, makes an assignment for the benefit of its creditors, or is placed in receivership, liquidation, or bankruptcy ; or

C. The other party has suffered an event of "force majeure", as defined in Section 17.4.1 hereof, which has prevented such party's performance of its obligations under this Agreement for a continuous period of six (6) months or longer.

Termination under A. and C. above may apply to a part (i.e. one or more of the countries, states or territories of the Territory) or the whole of the Territory, depending on the country, state or territory to which the breach or the "force majeure" events refer as mutually determined by the parties which determination shall be made in accordance with the dispute resolution mechanism set forth in Section 17.10.2 in the event the parties cannot agree. In the event that either Galaxy or BEL terminates this Agreement under A, B or C, BEL will have the ability at the time of such termination to elect to convert the Agreement to the Manufacturing and License Agreement and begin manufacturing in accordance with the provisions of
Section 5 hereof.

17.1.2. In accordance with Section 5 hereof, upon a change of control of Galaxy, notice of which shall be given by Galaxy to BEL within one (1) month of such change of control, BEL shall have the option to elect to begin manufacturing and to automatically convert this Agreement into and be controlled and governed by the terms of the Manufacturing and License Agreement once executed by the parties.

17.1.3. BEL may terminate the Agreement at any time when a change of the current management team of Galaxy occurs and such new management team is, in BEL's opinion, not of a quality that is comparable to that of the current management team; provided that BEL will have the ability at the time of such termination to elect to convert the Agreement to the Manufacturing and License Agreement and begin manufacturing in accordance with the provisions of Section 5 hereof.

17.1.4. The right of either party to terminate this Agreement, as provided in Section 17.1.2., shall not be affected in any way by its waiver of, or failure to take action with respect to, any other default or by the granting of any time or other indulgence.

17.1.5. Termination or expiration of this Agreement for any reason shall not relieve either party of any liability or obligations which accrued under this Agreement prior to such termination or expiration.

17.2.    Consequences of Termination or Expiration

17.2.1.  Upon termination or expiration of this Agreement for any reason :

A. BEL shall promptly cease distributing, selling and promoting the Products, provided that BEL shall have the right to dispose of its inventory of the Products

B. Any work in progress and/or outstanding orders for the Products at the time of termination or expiration shall be completed by Galaxy in accordance with the terms of this Agreement and all such Products, along with any remaining stocks of products in Galaxy's possession shall be delivered and invoiced to and paid for by BEL at the then current prices and in accordance with the terms of this Agreement ;

C. In case of termination of the Agreement, the costs and disposal of any/all packaging will be the responsibility of the party who initiated the termination, so long as Galaxy has not purchased packaging in excess of the forecast provided by BEL in which event such costs shall be the responsibility of Galaxy regardless of who initiated the termination.

17.3.    Confidentiality

  17.3.1. BEL will hold, and will use its reasonable efforts to cause its Affiliates, and their respective representatives to hold, in strict
confidence   from   any   person  (other  than  any   such   Affiliate   or
representative),  unless  (i)  compelled  to  disclose   by   judicial   or
administrative process or by other requirements of law, (ii) disclosed in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby from customers or governmental or regulatory authorities, or (iii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning Galaxy or any of its Affiliates furnished to BEL by Galaxy or its representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by BEL, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by BEL from another source if such source is not under an obligation to another party hereto to keep such documents and information confidential. In the event this Agreement is terminated, upon the request of Galaxy, BEL will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by Galaxy in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Galaxy.

  17.3.2. Galaxy will hold, and will use its reasonable efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence from any person (other than any such Affiliate or
representative),  unless  (i)  compelled  to  disclose   by   judicial   or
administrative process or by other requirements of law, (ii) disclosed in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby from customers or governmental or regulatory authorities, or (iii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning BEL or any of its Affiliates furnished to Galaxy by BEL or its representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by Galaxy, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by Galaxy from another source if such source is not under an obligation to another party hereto to keep such documents and information confidential. In the event this Agreement is terminated, upon the request of BEL, Galaxy will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by BEL in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by BEL.

  17.3.3. Except to the extent that disclosure may be required by law, or except to the extent otherwise agreed by the parties in writing, the parties agree not to disclose the terms of this Agreement to any third parties.

17.4. "Force majeure"

  17.4.1.The performance by either party of any covenant or obligation on its part to be performed under this Agreement shall be excused by floods, strikes or other labour disturbances, riots, fire, accidents, war, acts of terrorism, embargoes, delays of carriers, inability to obtain materials from normal sources, failure of power or of natural sources of supply, acts, injunctions, or restraints of government (whether or not now threatened), or any cause preventing such performance whether similar or dissimilar to the foregoing beyond the reasonable control of the party bound by such covenants or obligations ("force majeure") ; provided, however, that the party affected shall not have procured such force majeure, shall have used reasonable diligence to avoid such force majeure or ameliorate its effects, and shall continue to take all commercially reasonable actions within its power to comply as fully as possible with the terms of this Agreement, subject to the ability of the party to terminate the Agreement pursuant to Section 17.1.1 hereof.

 17.4.2 Inability to supply

  17.4.2.1. If for any reason (including "force majeure" as defined in Section 17.4.) Galaxy foresees an inability to supply, directly or indirectly, with its requirements for the Products, then Galaxy shall promptly notify BEL. BEL and Galaxy shall meet at either party's request as soon as possible to attempt to resolve the problem of supply.

  17.4.2.2. In the event that Galaxy is unable to supply BEL, directly or indirectly, with sufficient quantities of the Products to meet any order of BEL that corresponds to BEL's previous forecasts as accepted by Galaxy, Galaxy shall exert commercially reasonable efforts to obtain another source of supply from an Affiliate or third party to meet BEL's requirements. If Galaxy fails to obtain such other source of supply, BEL may use its own efforts to locate a source that is satisfactory to BEL in its sole discretion, and Galaxy shall have no further liability to BEL with respect to the particular order. Notwithstanding anything stated herein to the contrary, Galaxy shall use its best efforts to satisfy any order BEL submits that is accepted by Galaxy.

  17.4.2.3. In the event, and for such time, that BEL, notwithstanding the provisions of Sections 17.4.2.1.and 17.4.2.2. is unable to supply or arrange for the supply of BEL's requirements for the Products, then Galaxy or Galaxy's nominee will allocate its production of the Products between BEL and Galaxy's other customers for the Products (including Galaxy) in the same ratio as all the various parties' respective utilization of Galaxy"s output of the products in the 12 (twelve) months preceding the shortage of supply.

 17.5. Assignment

This Agreement shall not be assigned by either party without the written consent of the other party, provided, however, that either party may assign this Agreement to an Affiliate without the other party's consent by giving the other party at least sixty (60) days advance notice in writing. In the event Galaxy assigns its rights and responsibilities under this Agreement to an Affiliate then, prior to such assignment, Galaxy shall execute and provide to BEL a guaranty in both form and substance reasonably acceptable to BEL pursuant to the terms of which Galaxy shall agree to guaranty the performance by Affiliate of Galaxy's responsibilities and obligations under this Agreement. In the event BEL assigns its rights and responsibilities under this Agreement to an Affiliate then, prior to such assignment, BEL shall execute and provide to Galaxy a guaranty in both form and substance reasonably acceptable to Galaxy pursuant to the terms of which BEL shall agree to guaranty the performance by Affiliate of BEL's responsibilities and obligations under this Agreement. Violation of the provisions of this
Section 17.5 shall render such assignment null and void and of no legal effect.

 17.6.Non-waiver and other remedies

The failure of either party to insist upon the strict and punctual performance of every provision of this Agreement shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver and estoppel in one instance constitute a waiver or estoppel with respect to any other breach, whether of a similar nature or otherwise.

 17.7.   Unenforceable terms

     If a court of competent jurisdiction adjudges any provision of this Agreement to be invalid or unenforceable, the remaining provisions shall not be affected thereby, and the parties shall in good faith attempt to amend this Agreement to eliminate such invalidity or unenforceability, without thereby affecting the intent of the parties as expressed herein.

 17.8.   Notice

 17.8.1. All notices or other communications which shall or may be given pursuant to this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by registered or certified mail, or telefax, addressed as follows :


    If to    GALAXY NUTRITIONAL INC
         2441 Viscount Row
         ORLANDO FL. 32809
         USA

    If to    FROMAGERIES BEL SA
        4, rue d'Anjou
        75008 PARIS
        France

     With a copy to:             Greenberg Traurig, P.A.
     (except for purchase        1221 Brickell Avenue
     orders and shipping         Miami, Florida  33131
     releases)                   Facsimile No.:  305-579-0717
                                 Attn:  Robert Grossman, Esq

   17.8.2. Either party may change its address for purposes of this Section by giving written notice of such change to the other party.

 17.9. Agency and representation

The legal relationship between the parties shall not be construed such that either party is deemed a partner or agent of the other party, nor will it confer upon either party the right or power to bind the other party in any contract or to the performance of any obligations with the other as an independent contractor.

 17.10      Governing law dispute resolution

 17.10.1.   This Agreement shall be governed by and construed in accordance
      with  the        laws  of  the  State of New York,  and  the  parties
      consent to the jurisdiction of the state or federal court situated in Manhattan County, New York.

 17.10.2. If the parties should have a material dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section, (ii) during the thirty (30) day period following the delivery of the notice described above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Orlando, Florida, if initiated by BEL and Paris, France, if initiated by Galaxy, in accordance with the then existing rules of conciliation and arbitration (the "Rules") of the International Chamber of Commerce (the "Chamber"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of New York, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the New York Rules of Civil Procedure and (ii) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the Chamber in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the Chamber in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of
      Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty (30) days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated by the courts of the State of New York or the U.S. District Court located in New York, New York, by the courts located wherever the party or entity asking for injunctive relief is located, or by the courts located where the action which gave rise to the claim occurred.

 17.11. Amendments

No amendment, addition or deletion to this Agreement shall be effective unless in writing and executed by both parties.

 17.12.  Headings

The section headings throughout this Agreement are for convenience and reference only, and the words contained in them shall in no way be held to explain, modify, amplify, or aid in the interpretation, constriction, or meaning of the provisions of this Agreement.

17.13.  Withholding tax

With respect to withholding taxes applicable to any payment to be made by BEL to Galaxy in application of article of the bilateral treaty signed between France and USA on ..., as amended on ..., the parties agree to comply with the requirements set forth in Form (and any subsequent amendment thereof) in due time in order to avoid double taxation. BEL shall withhold such taxes from any payments made to Galaxy.

17.14.       Language

All communications made or given pursuant to this Agreement shall be in the English language. This English version of this Agreement shall be controlling and take precedence over any translation hereof.

18. MISCELLANEOUS REGULATORY PROVISIONS

18.1Anti-Boycott and Embargo Regulations Compliance

Each of BEL and Galaxy acknowledges that it is familiar with the various U.S. anti-boycott and embargo regulations of the U.S. Department of Commerce and the U.S. Department of the Treasury. Each of BEL and Galaxy agrees to comply with the terms therefor, as applicable, and to supply no information to any person or entity about the other or the other's personnel's race, religion, sex or national origin, business relationships with boycotted countries or blacklisted persons, or associations with charitable or fraternal organizations.

18.2Foreign Corrupt Practices Act Compliance

Galaxy has apprised BEL of the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, as amended 15 U.S.C. 78 dd et seq., ("FCPA" or the
<< Act >>). BEL has reviewed with Galaxy the requirements of the FCPA,  the transactions prohibited under the Act, and the penalties for violation thereof. BEL acknowledges such appraisal and the receipt of a copy of the FCPA. The FCPA makes it illegal to corruptly make, offer or agree to offer anything of value, either directly or through an intermediary, to any foreign official, foreign political party or official thereof, or foreign candidate for governmental office in order to obtain, retain or direct business to any business enterprise or person, or to obtain an improper advantage. Each of BEL and Galaxy represents that it understands the purposes, prohibitions and penalties stated in the FCPA. Each of BEL and Galaxy and their Affiliates and/or distributors represents and warrants that it has not committed any violation of the FCPA, and shall not commit any act that would place any of the parties to this Agreement in jeopardy under the FCPA. Violations of the FCPA by any party to this Agreement and/or their Affiliates will not be suggested, encouraged or condoned.

18.3Export Administration Regulations Compliance

In conformity with the requirements of U.S. Export Administration Regulations ("EAR") and other applicable laws and regulations of the U.S. Government concerning exports and foreign activities, each of BEL and Galaxy hereby agrees and gives assurance to the other that it shall not knowingly export or re-export any commodity or otherwise disclose, directly or indirectly, any data or information received from the other which is not otherwise available to the general public, nor permit said data or information to be disclosed re-exported to, or used in the following countries: Cuba, Iran, Iraq, Libya, North Korea, the Sudan, and Syria, and any Taliban controlled areas of Afghanistan, or other countries, persons or entities, for any end-uses, including those related, directly or indirectly, to nuclear, chemical or biological weapons or missiles, for which export restrictions would apply or may be designated from time to time under applicable U.S. law and regulation. Each of BEL and Galaxy represents and warrants that it understands the purposes, prohibitions and penalties of these laws and regulations. Neither BEL nor Galaxy shall commit any act that would place any party to this Agreement in jeopardy under these laws and regulations.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized officers or representatives as of the day and year first written above.

GALAXY NUTRITIONAL FOODS, INC           FROMAGERIES BEL SA

/s/ Christopher J. New                  /s/ Michel P. Troussier
----------------------                  -----------------------
Name : Christopher J. New               Name : Michel P. Troussier
Title : Chief Executive                 Title : Director of Finance
Officer

                                        /s/ Eric de Poncins
                                        -------------------
                                        Name : Eric de Poncins
                                        Title : Head of Strategy & Development

                                 Exhibit 1

                         Galaxy's Current Products

Formagg(R)
Grand Design
Galaxy Nutritional Foods(R)
Labella's(R)& Design
Lite Bakery(R)
The Lite Bakery(R)& Design
Lite "n" Less(R)& Design
Pizza and Dessert that Doesn't Hurt(R)
Soy Singles(R)
Soyco(R)
Soyco(R)& Design
Soymage(R)
Veggie Nature's Alternative to Milk(TM)
Veggy Singles(R)
Wholesome Valley(R)

Exhibit 2

                               Galaxy's Logo

                                 Exhibit 3

                             Pricing Schedule


Prices will be determined by the following:

"Cost" is defined as: Cost of Goods Sold, an allocation of research and development, General and Administrative Expenses, and Freight to US Port of shipment.

"Cost of Goods Sold" is determined using the following formula:

                             opening inventory
                       + additions during the year*
                       ----------------------------
                          = goods available for sale
                          -  year- end inventory
                          ----------------------
                           =  cost of goods sold

*Additions during the year includes costs for raw materials and parts, costs of labor (including both direct labor costs for production workers and indirect costs for employees who perform general factory functions), cost of materials and supplies used in the manufacturing process such as hardware, lubricants, abrasives, etc., and cost of overhead, which includes rent, utilities, insurance, depreciation, taxes, and maintenance for the production facility, as well as the cost of supervisory personnel.

"General and Administrative Expense" is defined as expenses incurred in the general administration of Galaxy, including salaries for executives and administrative staff, expenses for rent and utilities, travel expenses, costs of writing and filing reports, costs of accounting and administering funds, insurance and advertising.

The price of any Product shall be determined as follows:

Price = (M)x(Cost)

M = margin multiplier shall be set on a country-by-country basis with a target of 1.10 (except that during the first 24 months of this Agreement Galaxy may agree to an amount less than 1.10 but in no event less than 1.00). At no time during this Agreement will the margin multiplier be set below 1.00.

                                 Exhibit 4

                Minimum Production Quantities for Purchase

The following lists the 16 most purchased Products and the respective minimum quantities for purchase. During the first 24 months of this Agreement, Galaxy may accept orders for any Product in quantities less than such minimum quantity for that Product provided that Galaxy shall have no obligation to accept any such order if, as determined by Galaxy, the cost of producing such order exceeds the price for that order.


Minimum shipping container is 20ft POD.

Top 16 SKU's and their respective minimum run/one shift quantities:

1. 66722 Veggie Ched Slice 12 units/8oz. - 3500 cases.
2. 66717 Veggie Yel Am Slice 12/8oz. - 3500 cases
3. 66718 Veggie Pep Jack Slice 12/8oz. - 3500 cases
4. 66721 Veggie Swiss Slice 12/8oz. - 3500 cases
5. 66720 Veggie Mozz Slice 12/8oz. - 3500 cases
6. 66719 Veggie Prov Slice 12/8oz. - 3500 cases
7. 66771 Veggie Ched Shred 12/8.5oz. - 2400 cases
8. 66770 Veggie Mozz Shred 12/8.5oz. - 2400 cases
9. 66773 Veggie Parm/Mozz/Romano Shred 12/6.5oz. - 2400 cases
10. 66774 Veggie MJ/Ched Shred 12/8.5oz. - 2400 cases
11. 66779 Veggie Cream Cheese 12/8oz. - 1350 cases
12. 66723 Veggie Butter 12/8oz. - 1350 cases
13. 66785 Veggie Pep Jack Chunk 12/8oz. - 1840 cases
14. 66737 Veggie Ched Chunk 12/8oz. - 1840 cases
15. 66754 Veggie Mozz Chunk 12/8oz. - 1840 cases
16. 66753 Veggie Parm Topping 12/8oz. - 640 cases



The Minimum Production Quantities for all other Products (on SKU basis) shall be as determined by Galaxy from time to time.

Exhibit 5


                         GALAXY NUTRITIONAL FOODS

              GENERAL TERMS AND CONDITIONS OF SALE


          1. TERMS EXCLUSIVE: This document, together with the quotation and documents specified therein, constitutes the complete, exclusive and final agreement of the Buyer identified herein ("Buyer") and Galaxy Nutritional Foods, Inc. ("Seller") and may not be added to, modified, superseded or altered except by written agreement or modification signed by Seller's president, vice president or home office sales manager, notwithstanding any other additional or modifying terms or conditions which may now or in the future appear on Buyer's acknowledgment or other forms (all of which are objected to by Seller without future notification), and notwithstanding any shipments, tenders of delivery, acceptance of payments, or other similar acts of Seller. Notification of objection to additional (or different) terms is given hereby. Buyer's acceptance of any performance by Seller shall be taken as Buyer's acceptance of these terms and conditions.

           NO  PERSON (EXCEPT AN OFFICER OF SELLER) IS AUTHORIZED  TO  BIND
SELLER TO ANY ORDER EXCEPT ACCORDING TO THE TERMS AND CONDITIONS ON BOTH SIDES HEREOF.

           2. DELIVERY: Unless otherwise specified herein, delivery of the Products specified herein ("Products") will be F.O.B. U.S.A. port of shipment. Buyer shall be responsible for obtaining all necessary licenses, permits and/or approvals from the appropriate authorities or governmental agencies for Buyer to purchase and receive and for Seller to deliver the Products. Any delivery date specified herein is approximate only. Acceptance of shipment by a common carrier, designated shipper or licensed public truckman, [allocation of Products to Buyer at premises other than Seller's,] delivery to Buyer's representative or designee (if Seller's trucks and drivers effect such delivery), or mailing of an invoice by Seller to Buyer, whichever of the foregoing first occurs, shall constitute tender of delivery. Upon tender of delivery, title shall pass to Buyer, subject to Seller's right of stoppage in transit and to any interest of Seller reserved to secure Buyer's payment or performance. In the instance of Products held subject to Buyer's instructions or Products for which Buyer has failed to supply shipping instructions, Seller may invoice Buyer for the Products and Buyer agrees to make payment at the maturity of the invoice so rendered. Products invoiced and held at any location, for whatever reason, shall be at Buyer's risk and Seller may charge for (but is not obligated to carry) insurance and storage at prevailing rates. Buyer will accept and pay for partial deliveries in accordance with contract prices and terms. If Buyer has expressed an intention not to accept delivery in accordance with any order, no tender of the Products shall be necessary but Seller may, at its option, give notice in writing to Buyer that Seller is ready and willing to deliver and such notice shall constitute a valid tender of delivery.

            3. PRICES: Unless otherwise specified herein, prices do not include applicable taxes, excises, duties, quotation fees or other governmental impositions which Seller may be required to pay or collect under any existing or future law, and any such additional charge shall be paid by and/or for the account of Buyer.

          4. PAYMENT, SECURITY INTEREST: If the terms of payment include any discount for prompt payment, such discount terms shall be strictly enforced by Seller. If there is no specific contrary agreement upon terms of payment stated herein, payment shall be due and payable within 30 days of the date of the invoice. Any payment not made to Seller when due shall be subject to interest at an annual rate of the greater of 18% or the highest amount allowed by law on the unpaid balance until paid. Buyer shall have no right to offset any amount whatsoever against any payment or other obligation which Buyer may owe to Seller under the terms hereof.
Seller reserves a security interest in the Products to secure Buyer's payment of the purchase price and any other charges owed by Buyer, and Buyer agrees that Seller may (but is not obligated to) take such action as Seller deems advisable to evidence and perfect such interest and that Buyer will cooperate with Seller in the taking of such actions including, without limitation, the signing by Buyer of financing statements.

           5. CASUALTY AND AVAILABILITY OF SUPPLIES: Delivery of the Products is contingent upon Seller's ability to obtain the supplies, raw materials and services through its regular and usual sources of supply. If by reason of any contingency beyond Seller's control, including (but not limited to) war, governmental requests, restrictions or regulations, fire, flood, casualty, accident, or other acts of God, strikes or other difficulties with employees, delay or inability to obtain labor, material and service through Seller's usual sources, failure or refusal of any carrier to transport materials, delay in transport thereof, or any other similar occurrence, Seller is not able to meet anticipated deliveries, Seller shall not be liable therefor and may, in its discretion without prior notice to Buyer, postpone the delivery date(s) under this document for a time which is reasonable under all the circumstances. In the event that Buyer defers shipment for more than 15 days, in addition to all other rights of Seller hereunder, Buyer shall be responsible for storage charges.

           6. INSPECTIONS, ACCEPTANCE, AND RETURNS: Each delivery shall be inspected by Buyer for observable damage and/or non-conformity at the time of delivery. Failure to so inspect shall constitute a waiver of Buyer's rights of inspection and shall constitute an unqualified acceptance of the Products. If, after such inspection, Buyer attempts to reject any Products, Buyer shall fully specify all claimed damage or non-conformity in a notice of rejection sent to Seller within ten days of Buyer's receipt of the Products. Buyer's failure to so specify shall constitute an unqualified acceptance of the Products and a waiver of that damage or non-conformity. No Products shall be returned to Seller without Seller's prior written agreement and any Products returned by Buyer shall be returned in the same condition as when delivery was effected by Seller. Seller reserves the right to assess a return or restocking charge for Products returned for reasons other than damage or non-conformity.

           7. LIMITED WARRANTY, WARRANTY DISCLAIMERS AND LIMITATIONS OF REMEDIES AND LIABILITIES: Seller warrants that the Products manufactured by Seller will be free from defects for the period ending on the applicable expiration date. Any Products determined by Seller to be defective at time of delivery will be replaced, at Seller's option at Seller's U.S.A. port of shipment, shipment prepaid by Buyer, provided Buyer has acted in accordance with Paragraph 6 hereof. No item shall be deemed defective if such item conforms to approval samples, test runs, or previously accepted items or otherwise reasonably accommodates Buyer's intended purpose. Seller does not warrant against defects caused by erosion, corrosion, misuse or improper use or handling or storage, use of the Products not in compliance with instructions, or any alteration, in the judgment of Seller, adversely affects the Products.

           Except as set forth above, Seller makes NO OTHER WARRANTIES concerning the Products whatsoever. SELLER DISCLAIMS AND EXCLUDES ALL OTHER EXPRESS WARRANTIES AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE concerning the Products. Buyer acknowledges and agrees that Seller's obligation described in this Paragraph 6 is the sole remedy bargained for by Buyer IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES. In no event will Seller's liability exceed the paid purchase price of the Products. Seller's obligations described in this Paragraph shall be BUYER'S SOLE AND EXCLUSIVE REMEDY AGAINST SELLER FOR ANY LIABILITY WITH RESPECT TO THE PRODUCTS WHETHER ANY CLAIM FOR RECOVERY IS BASED UPON OR ARISES OUT OF THEORIES OF CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE. Buyer agrees that NO OTHER REMEDY SHALL BE AVAILABLE to Buyer and that IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, including without limitation loss of income, loss of time, loss of sales, cost or replacement items, claims asserted by Buyer's customers, injury to personal property, or injury to any person, whether or not occasioned by Seller's negligence. No accommodation by Seller to Buyer, whether by attempt, effort or promise to repair or replace, and whether for sales policy or otherwise shall establish any additional liability of Seller or any contract term inconsistent with the terms herein.

      A suit based on any cause of action must be commenced within one year from the date of delivery.

           8. CANCELLATION: Seller may cancel or terminate all or part of the contract arising from or evidenced by this document immediately upon the happening of any of the following: Buyer's material delinquency of any of its obligations hereunder or with respect to any other order or transaction with Seller; the insolvency of Buyer; the appointment of a receiver under Title 11 U.S.C., as amended (the "Bankruptcy Code"), or the commencement of a case under any chapter of the Bankruptcy Code for, by or against Buyer; Buyer's suspension or termination of business or assignment for the benefit of creditors; or any event, whether or not similar to the foregoing, which in Seller's good faith belief materially impairs the prospect of payment or performance by Buyer hereunder. Seller's rights to cancel or terminate set forth herein may be exercised by Seller without liability.

          10. STATUTORY COMPLIANCE: Seller continues to attempt to comply with all applicable laws, standards and specifications. However, Seller is not responsible for compliance with any laws, standards or specifications applicable to the Products, their delivery, use, handling, labeling, transportation or disposal, whether of general or particular application, unless Buyer has furnished specific written notice thereof prior to Seller's entry of Buyer's order and the President of Seller acknowledges in writing receipt and acceptance as a part of the order such law, standard or specification.

           11. PERMISSIBLE VARIATIONS: Seller has the right, without giving notice to Buyer, prior to the delivery of Products to Buyer to make any changes in the composition of the Products which, in the opinion of Seller, does not affect the general characteristics or properties of the
Products. In addition, Seller may make any change or variation in the Products which is within governmental or industry standards or specifications applicable at the time of manufacture without giving notice to Buyer. Buyer will accept any Products which may incorporate any changes in the composition or specifications, and any increase in price resulting from such change will be paid by Buyer.

           12. REPRESENTATIONS BY AGENT OR REPRESENTATIVE: The terms of this document shall govern the liability and obligations of Seller in regard to the sale of Products, whether the sale was procured directly by Seller or indirectly through an authorized sales representative. No agent, employee or representative of Seller has any authority to bind Seller to any additional or contrary affirmation or representation concerning the Products sold under this document. Unless an affirmation or representation is specifically included within this document or is in writing signed by an officer of Seller, it shall not be enforceable by Buyer or by any person claiming by or through Buyer.

           13. TERMINATION: Buyer may terminate the sales contract, in whole or in part, for Buyer's convenience upon written notice to Seller, in which event Seller shall be entitled to reasonable termination charges consisting of a percentage of the contract price reflecting the percentage of the work performed prior to receipt of Buyer's notice of termination plus actual costs resulting from termination (including, but not limited to, unrecoverable fixed overhead such as termination and reassignment expenses).

           14. OWNERSHIP: The specifications, drawings, manufacturing data and other information between Buyer and Seller in connection with the contract are the property of the originating party and are disclosed in confidence in the condition that they are not to be reproduced, copied, or used for any purpose detrimental to the interest of the other.

           15.   INSURANCE:     Seller's standard Insurance Statement shall
apply, which Seller shall furnish to Buyer upon request.

           16. MISCELLANEOUS: All sales are subject to approval by Seller's credit department. Orders entered on Seller's books cannot be countermanded nor deliveries deferred except with Seller's written consent and upon terms that will indemnify Seller against all loss. The contract arising hereunder will be governed by the local laws of the State of Florida. If any of the provisions hereof shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

           No right or interest in the contract arising from this document shall be assigned by Buyer and no delegation of any obligation owed by Buyer shall be made without the prior written permission of Seller.

           The individual rights and remedies of Seller reserved herein shall be cumulative and additional to any other or further remedies provided in law or equity. Waiver by Seller of performance or inaction with respect to Buyer's breach of any provision hereof, or failure of Seller to enforce any provision hereof which may establish a defense or limitation of liability, shall not be deemed a waiver of future compliance therewith or a course of performance modifying such provision, and such provision shall remain in full force and effect as written.

           As  used  herein,  "Buyer" and "Seller" include  the  respective
heirs,   executors,  personal  representatives,  successors  and  permitted assigns of each.

      Where these General Terms and Conditions of Sale conflict with that certain Master Distribution and License Agreement (the << Distribution Agreement >>, dated May 22, 2003, by and among Buyer and Seller, the terms of the Distribution Agreement shall take precedence and control.

          IN ALL CASES CLERICAL ERRORS ARE SUBJECT TO CORRECTION.

Form # _____________
Rev. Date __________



            Special Terms and Conditions of International Sales

           For sales where the Buyer is in a country other than the United States of America, the following shall apply in addition to (and shall take precedence where in direct conflict with) the GENERAL TERMS AND CONDITIONS OF SALE of Galaxy Nutritional Foods, Inc. ("Seller"). Where these Special Terms and Conditions of International Sales conflict with that certain Master Distribution and License Agreement (the <<Distribution Agreement >>, dated May 22, 2003, by and among Buyer and Seller, the terms of the Distribution Agreement shall take precedence and control.

           1. Shipment: Delivery will be FOB US Port of Shipment (INCO Terms 2000). All shipments hereunder will be made in the Seller's standard shipping packages to Buyer at Buyer's address as set forth in this Agreement. Unless otherwise instructed in writing by Buyer, Seller will select the carrier(s). Title and risk of loss to the Products purchased under this Agreement shall pass to Buyer upon delivery thereof to the first carrier.

       2. Taxes and Duties: Buyer shall bear all applicable federal, state, municipal and other government taxes (such as sales, value added, use, or similar taxes); all customs duties, and similar charges (any agent appointed for the purpose of importation of the Products shall be the agent of Buyer not Seller); and all personal property taxes assessable on or with respect to the Products.

      3. Customs Clearance: Buyer shall perform the functions necessary to clear the Products through all non-United States customs and similar controls, and it shall arrange for the transportation of the Products from the Port of Entry to the Buyer.

       4. Acceptance: Buyer shall inspect all Products promptly upon receipt thereof at the shipping destination and may reject any Products which fail in any significant respect to meet its specifications prevailing on the date of delivery. Products not rejected by written notification to Seller within 30 days of receipt shall be deemed to have been accepted. Upon Seller's request, rejected Products shall be returned freight prepaid to Seller's place of manufacture and shall be shipped within 10 days of Seller's request. After receipt by Seller of properly rejected Products, Seller shall, at its option replace properly rejected Products. Seller will prepay transportation charges back to Buyer and shall reimburse Buyer for any reasonable costs of transportation incurred by Buyer in connection with the return to Seller of properly rejected Products. Otherwise, Buyer shall pay transportation charges in both directions.

      5. Payment: All payments for Products ordered hereunder shall be made within 30 days of the date of Seller's invoice to Buyer, in U.S. Dollars. All exchange, interest, banking, collection or other charges shall be at the sole expense of Buyer. Otherwise, payment terms in the Terms and Conditions of Sale of Seller apply.